Exhibit 99.1

    Service Corporation International Receives Court Approval for Florida
     Class-Action Settlement Agreement; Settles Other Florida Litigation

    HOUSTON, Nov. 1 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the world's largest funeral and cemetery company, today announced that it had received court approval for the class-action settlement agreement entered into in December of 2003, referred to as the Consumer Lawsuit in the Company's public filings. This lawsuit related to various allegations at two SCI-affiliated cemeteries in Florida.

    The terms of the settlement agreement entered into in December 2003, called for SCI to make payments of $100 million. SCI reserved amounts for this claim in 2003 and deposited the required funds into escrow in the first quarter of 2004. In 2003, SCI also recognized a receivable of $25 million for insurance recoveries and management expects to take receipt of these funds in the fourth quarter of 2004.

    SCI also announced today that a settlement agreement had been reached with additional plaintiffs in Florida who were not part of the class-action settlement. These cases have been referred to in the Company's public filings as the Guralnick and Wolff lawsuits.

    Service Corporation International, headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,218 funeral service locations and 402 cemeteries in North America as of September 30, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497

SOURCE  Service Corporation International
    -0-                             11/01/2004
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director - Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SCI)

CO:  Service Corporation International
ST:  Texas, Florida
IN:
SU:  LAW